EXHIBIT 21


SUBSIDIARIES OF THE COMPANY

The following is a list of the active subsidiaries of the Company showing the jurisdiction of incorporation and the percentage of voting securities owned by the Company or by wholly-owned subsidiaries of the Company as of March 31, 2001.

                                              JURISDICTION       PERCENTAGE
                                                   OF            OF VOTING
NAME OF CORPORATION                           INCORPORATION      SECURITIES
-------------------                           -------------      ----------
Barbara Gould S.A.                            France                100%
Carter-Wallace, N.S. Inc.                     Delaware              100%
Carter-Wallace, O.S. Inc.                     Delaware              100%
Carter-Wallace Limited                        England               100%
Carter-Wallace (Australia) Pty, Limited       Australia             100%
Carter-Wallace, S.A.                          Mexico                100%
Carter-Wallace FSC Corp.                      Virgin Islands        100%
Carter-Horner Inc.                            Canada                100%
Icart, S.A.                                   Spain                 100%
International Biological Laboratories, Inc.   Maryland               95%
Laboratoires Fumouze, S.A.                    France                100%
Sante Beaute S.A.                             France                100%
Sofibel S.A.R.L.                              France                100%
S.p.A. Italiana Laboratori Bouty              Italy                 100%
Technogenetics S.r.l.                         Italy                 100%
Tripharma S.A.R.L.                            France                100%


All of the above subsidiaries are included in the consolidated financial statements of the Company.